Exhibit 4.7
PURCHASE AND SALE AGREEMENT OF
SHARES
in the company
GALIAN 2002, S.L.
By and Between
Mr. JOSÉ LUIS GALÍ PÉREZ
as the Seller
and
TELVENT OUTSOURCING, S.A.
as the Buyer
DLA Piper
Paseo de la Castellana, 35
28046 Madrid, Spain
Tel: +34913191212
Fax: +34913191940

This purchase and sale agreement is entered into in Madrid this 21st day of May 2009 (hereinafter referred to as the “Date of Execution”) BY AND BETWEEN:
(A)	Mr. JOSÉ LUIS GALÍ PÉREZ, of legal age, married under a separation of estate scheme, domiciled in Barcelona at Calle Josep Bertrand, 17 – 5º, holder of National Identity Card number XXXXXXXXX (hereinafter referred to as the “Seller”) and acting on his own behalf.
AND:
(B)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered at the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number XXXXXXXXX (hereinafter referred to as “Telvent” or as the “Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Mr. Isidoro Costillo Iciarra in their capacity as the company’s joint power of attorney holders.
The Sellers and the Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
I.	Whereas, Mr. José Luis Galí Pérez is the owner of five point eighty-seven per cent (5.87%) of the share capital of Galian 2002, S.L., with registered address in Alcobendas, Madrid at Calle Valgrande 6, duly registered at the Madrid Companies Registry in Volume 25,986, Folio 140, Section 8, Sheet M-468,437, Entry 2 and with Tax Information Number XXXXXXXXX (hereinafter referred to as “Galian 2002” or as the “Holding Company”). More specifically, Mr. José Luis Galí Pérez is the holder of 220 shares numbered 1 to 57 both inclusive and 101 to 263 both inclusive. The shares numbered 1 to 57 both inclusive belong to him through subscription by means of the public instrument of incorporation dated March 18, 2002 authorized by the Barcelona Notary Public Mr. Marco Alonso Hevia with the number 942 of his protocol files. Shares 101 to 263, both inclusive, belong to him by virtue of a public instrument of Galian 2002’s increase of capital executed on February 18, 2005 before the Barcelona Notary Public Mr. Juan Francisco Bages Ferrer with the number 296 of his protocol files and duly registered at the Barcelona Companies Register;
II.	Whereas, the shares owned by the Seller in Galian 2002 (hereinafter referred to as the “Shares”) are free from any encumbrances, liens or third-party rights;
III.	Whereas, the Seller is the indirect holder through the Holding Company of the stake the Holding Company has in Matchmind Holding, S.L. of two per cent (2%) of the share capital in the companies of the Matchmind Group, made up of the following companies:
(a)	Matchmind Holding, S.L., a Spanish limited liability company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files and registered at the Madrid Companies Register in Volume 20,449, Folio 59, Section 8, Registration Sheet M-361697 (hereinafter referred to as “Matchmind Holding”).

(b)	Matchmind, S.L., a Spanish limited liability company incorporated on December 31, 2001 by means of a public instrument executed before the Madrid Notary Public Mr. Antonio de la Esperanza Rodríguez with the number 6,086 of his protocol files and registered at the Madrid Companies Register in Volume 17,143, Folio 11, Section 8, Registration Sheet M-293668 (hereinafter referred to as “Matchmind”).

(c)	Matchmind Ingeniería de Software, S.L., a Spanish limited liability company incorporated on February 11, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 418 of his protocol files, corrected by the same Notary Public on February 27, 2004 and registered at the Ávila Companies Register in Volume 109, Folio 63, Section 8, Registration Sheet AV-3497 (hereinafter referred to as “Matchmind Ingeniería”).
Matchmind Holding, Matchmind and Matchmind Ingeniería shall hereinafter be jointly referred to as the “Matchmind Group Companies”;
IV.	Whereas, the shares owned by the Galian 2002 in the Matchmind Holding are free from any encumbrances, liens or third-party rights;

V.	Whereas, on October 22, 2007 the Seller and his wife, Mrs. Carmen Pardo Barrio, sold to Telvent ninety-four point thirteen per cent (94.13%) of Galian 2002’s share capital. By means of that same agreement, Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Marta Galán Dalmau and Ms. Rocío Galán Dalmau sold to Telvent one hundred percent (100%) of GD 21, S.L.’s share capital (hereinafter referred to as the “Galian 2001 and GD 21 Purchase and Sale Agreement”);

VI.	Whereas, by virtue of the Galian 2001 and GD 21 Purchase and Sale Agreement, the Buyer has held fifty-eight per cent (58%) of the share capital of the Matchmind Group Companies until today’s date;

VII.	Whereas, on today’s date and together with the execution of this Agreement, Telvent has entered into a purchase and sale agreement for shares by virtue of which it has acquired a further 40% of the share capital of the Matchmind Group Companies (hereinafter referred to as the “ED Purchase and Sale Agreement”);

VIII.	Whereas, in so far as the Seller and Buyer are in agreement on the terms and conditions under which the purchase and sale of the Shares is to be performed, they hereby enter into this purchase and sale agreement (hereinafter referred to as the “Agreement”), which shall be governed by the following:
TERMS AND CONDITIONS
1.	PURCHASE AND SALE

1.1	Subject to the terms and conditions laid down herein, the Seller sells and transfers the Shares set forth in Recital I above to the Buyer, who purchases them free from any encumbrances, liens and/or third-party rights through the purchase price set forth in Clause 2 hereunder as consideration.

1.2	Along with the sale of the Shares, an indirect stake amounting to 2% of the share capital in the Matchmind Group Companies is likewise transferred to the Seller.

2.	PRICE AND MEANS OF PAYMENT

2.1	The total purchase price for the Shares amounts to eight hundred and ninety-five thousand three hundred and seventy-four euros (€ 895,374) (hereinafter referred to as the “Price”).

2.2	The Price shall be paid by the Buyer to the Seller in the following manner:
2.2.1	The Buyer shall pay the Seller the sum of five hundred thousand two hundred and forty-eight euros (€ 500,248) by banker’s draft no later than May 25, 2009.

2.2.2	The rest of the Price, that is to say the amount of three hundred ninety-five thousand one hundred and twenty-six euros
(€ 395,126) shall be paid by the Buyer to the Seller by means of a wire transfer to the bank account number XXXXXXXXX on July 7, 2009 (hereinafter referred to as the “Deferred Price”).
3.	SELLER’S OBLIGATIONS

3.1	The Seller hands over the Buyer the share certificates justifying his ownership of the Shares in this act, so that they may in turn be handed over to the Notary Public before whom this Agreement is made public to have the relevant “I have sold” stamped on them.

4.	BUYER’S OBLIGATIONS

4.1	The Buyer shall pay the Seller the part of the Price set forth in Clause 2.2.1 set forth herein no later than May 25, 2009.

4.2	Likewise, the Buyer shall pay the Seller the part of the Price set forth in Clause 2.2.2 set forth herein no later than July 7, 2009.

5.	SCOPE AND NATURE OF THE SELLER’S LIABILITY

5.1	The Seller’s liability for any possible effective and real damages suffered by the Buyer or by the Holding Company arising from this Agreement shall be limited to the liability undertaken by the Seller in the Galian 2001 and GD 21 Purchase and Sale Agreement.

6.	NO-COMPETITION UNDERTAKING

6.1	During the period which commenced on October 22, 2007 and which will come to an end on the third anniversary of such date (hereinafter referred to as the “No-Competition Period”), the Seller undertook and ratified his undertaking:
6.1.1	Not to perform either directly or indirectly the activities included under or any that may compete with the main scope of business of the Matchmind Group (hereinafter referred to as the “Main Scope of Business”) along with the following companies, which are considered as the Matchmind Group Companies’ competitors:

(a)	Accenture

(b)	Cap Gemini

(c)	Coritel

(d)	Atos Origin

(e)	IT Deusto

(f)	T-System

(g)	Indra

(h)	Altran

(i)	Sadiel

(j)	Getronics

(k)	Everis

(l)	Informática El Corte Inglés

(m)	Gestor

(n)	Sopra Profit

(o)	Any other company in which the Seller may directly or indirectly hold a shareholding or voting rights of 5% or more.
For the purposes of this Clause 6, the provision of consulting services connected with the development and implementation of information technology systems, technology consulting, the integration of computer systems and applications or of the information society, the development and maintenance of computer applications and the outsourcing of information systems shall be construed as the “Main Scope of Business of the Matchmind Group Companies”.
6.1.2	Not to negotiate with or provide assistance services to any individual, company or organism that is essentially dedicated to the Main Business Activity of the Matchmind Group Companies, including but not limited to services as a worker, agent, consultant, representative, manager or administrator. The provision of services to any individual, company or organism that is dedicated to consulting activities other than the Main Business Activity, in particular but not limited to strategic, human resources and financial consulting shall not be included in the no-competition undertaking governed by this paragraph 6.1.2.

6.1.3	Not to negotiate with, request or induce any individual, company or organism that is a customer or maintains a business relationship with the Matchmind Group Companies (including but not limited to administrators, suppliers, customers, license holders or licensees) to cease maintaining the same business relationship with the Matchmind Group Companies.

6.1.4	Not to contract the services of, negotiate with, request or induce any individual that maintains an employment relationship with the Matchmind Group Companies (including but not limited to employees, managers or administrators) to cease maintaining such employment relationship with the Matchmind Group Companies, the Buyer or the companies of its group.
6.2	Should any jurisdictional or administrative body or arbitration tribunal rule that any of the provisions set forth in the Clause are invalid or ineffective, the Parties shall agree that the final decision of said body or arbitration tribunal shall have the effect of reducing the scope, duration or geographical reach of the provisions thus affected or involve the alteration of their terms, so that the aforementioned provisions remain valid and effective and so that they are as close as possible to the intention of the provisions thus modified.

6.3	The Parties hereby recognize that the Seller’s No-Competition Undertaking in accordance with this Clause 6 has been essential for the execution of this Agreement by the Buyer and the setting of the Price.

7.	CONDITIONS PRECEDENT AND SUBSEQUENT

7.1	This Agreement shall not take effect until the Buyer pays the Seller the amount set forth in Clause 2.2.1.

7.2	Should the Buyer not have paid the Seller the amount set forth in Clause 2.2.1 once May 25, 2009 has elapsed, this Agreement shall remain without any effects whatsoever and the Buyer shall be obliged to buy from the Seller a number of shares in Galian 2002 which indirectly amount to 0.57% of the Matchmind Group Companies’ share capital, as is laid down in the framework agreement signed by the Parties, among others, on September 25, 2007 (hereinafter referred to as the “Framework Agreement”) at a price of two hundred and sixty-three thousand five hundred and twenty-six euros and thirty-one cents (€ 263,526.31) and maintain from that date and in full effect the governance agreement and other agreement contained in such document and its annexes.

7.3	Should July 7, 2009 elapse without the Buyer having paid the Seller the amount set forth in Clause 2.2.2, the partial resolution of this Agreement shall come about. In this case, the amount of two hundred and sixty-three thousand five hundred and twenty-six euros and thirty-one cents (€ 263,526.31) shall be construed as having been paid by the Seller to the Buyer for the purchase of a number of shares in Galian 2002 which indirectly amount to 0.57% of the Matchmind Group Companies’ share capital, as is set forth in the Framework Agreement. The Seller may likewise avail himself of the amount of one million euros (€ 1,000,000) mutually agreed upon by the Parties as a penalty clause that cannot be moderated and independently of any damages suffered as a result of such breach, and the Seller shall return to the Buyer the remaining two hundred and thirty-six thousand seven hundred and twenty-one euros and sixty nine cents
(€ 263,721.69) whilst a ruling or agreement between the Parties sets the amount of compensation corresponding to the damages.

8.	MAKING THE AGREEMENT PUBLIC AND TAXES

8.1	This Agreement shall be made public immediately after its execution by the Parties through the Notary Public chosen for such a purpose by the Buyer. Any expenses arising from such shall be incurred by the Buyer.

8.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.

9.	NOTICES

9.1	To be considered valid, any notices arising from this Agreement shall be served by registered mail with acknowledgement of receipt, facsimile service between public bureaux (known in Spanish as burofax), fax or by any other written means that would leave proof of reception and of the contents thereof to the following addresses or to any other addresses of which either of the Parties may give the other notice.

9.1.1	In the case of the Sellers:

	To the attention of:	Mr. José Luis Galí Pérez

	Address:	C/ Josep Bertrand, nº 17, 5º.

08021 Barcelona

9.1.2	In the case of the Buyer:

	To the attention of:	Mr. José Ignacio del Barrio

	Address:	Valgrande, 6

Polígono Industrial de Alcobendas

Madrid 28108

	Fax:	917 14 70 03

	E-mail:	jibarrio@telvent.abengoa.com

	With copy to:	Mr. Juan Picón García de Leániz

	Address:	DLA Piper

Paseo de la Castellana, 35

Madrid 28046

	Fax:	91 319 19 40

	E-mail:	juan.picon@dlapiper.com
10.	CONFIDENTIALITY

10.1	Apart from any notices connected with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any of this Agreement’s aspects to any individual other than to their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or by the courts.
10.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make an effort to ensure they observe it.

10.3	In the case of press releases and commercial advertising or similar, on whatever media they may be released, the Parties shall have to obtain prior written consent from the other concerning their contents before issuing or broadcasting them.

11.	ASSIGNMENT OF RIGHTS

11.1	Neither Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other Party’s prior express written consent.

11.2	Telvent may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of its business group – as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores) –, without any requirement other than giving the other Party prior notice of such assignment or subrogation.

11.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in Clauses 11.1 and 11.2 above.

12.	GENERAL PROVISIONS

12.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.

12.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of such right or action, or a waiver of any other rights or actions. Individually or partially exercising any right or action shall not impede exercising the same right or action on a subsequent occasion, or exercising any other right or action.

12.3	The calculation of the deadlines and periods set forth herein shall be done in the following manner:
12.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

12.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiry, it shall be construed that the period or deadline expires on the last day of the month.

12.3.3	Except when otherwise indicated, the calculation of any deadlines and periods set forth in days shall be construed to exclude Saturdays and holidays in Madrid, the capital of Spain.
12.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and it annuls and leaves without effect any other prior agreements dealing with the same matter, expressly including the Framework Agreement.

12.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far is it is necessary for the Agreement and so that the said Clause is legal, valid and effective and in such a way so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained herein.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed by and interpreted in accordance with common Spanish legislation.

13.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that may arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

IN WITNESS WHEREOF, the parties have hereunto set their hand in the place and on the date first mentioned above.
THE SELLER

/s/ José Luis Galí Pérez Mr. José Luis Galí Pérez
THE BUYER

/s/ José Ignacio del Barrio Telvent Outsourcing, S.A.	/s/ Isidoro Costillo Iciarra Telvent Outsourcing, S.A.
p.p. Mr. José Ignacio del Barrio	p.p. D. Isidoro Costillo Iciarra

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